Exhibit 99.2


FOR IMMEDIATE RELEASE                      Contact:    Troy Beaver
                                                       Vice President, Marketing
                                                       (800) 392-0301, ext. 3719


                      BREMER SIGNS DEFINITIVE AGREEMENT TO
                         PURCHASE NORTHWEST EQUITY CORP.

         ST. PAUL, MINN (February 16, 1999) -- Bremer Financial Corporation today signed a definitive agreement to purchase Northwest Equity Corp. of Amery, WI, and its subsidiary, Northwest Savings Bank. The acquisition will enhance Bremer's presence in northwestern Wisconsin, where it currently has over $360 million in assets in 14 communities: Amery, Siren, Deer Park, Danbury, Frederic, Washburn, Bayfield, La Pointe, Colfax, Menomonie, Eau Galle, Elk Mound, Rock Falls, and Knapp.

         "We're excited about the opportunity to serve the customers of Northwest Savings Bank," said Stan K. Dardis, Bremer Financial President and CEO. "The two organizations fit together naturally since both share a strong history of serving customers and the communities in which they live."

         The acquisition supports Bremer's overall expansion strategy and, in combination with the Dean Financial definitive agreement announcement made on January 26, 1999, will increase Bremer's overall assets to $3.8 billion. The Northwest Savings Banking acquisition is expected to close in third quarter of 1999 and is subject to customary regulatory approvals and the approval of the Northwest Equity Corp. shareholders.

         Northwest Savings Bank has assets of $100 million with three locations in Amery, New Richmond, and Siren, Wisconsin. "Northwest Savings has proudly served our communities for many years. We were looking to join with an organization that shared our same local decision-making philosophies," said Brian Beadle, President and CEO of Northwest Savings Bank. "We see this as an opportunity to continue our community banking traditions and at the

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same time expand the products and services available to our customers."

         Bremer signed a definitive agreement to purchase Dean Financial Services, Inc. of St. Paul on January 26, 1999. Dean Financial is a $312 million bank-holding company with four charter locations in Princeton (two locations), Milaca, Ogilvie, Zimmerman, and downtown St. Paul; First State Bank of Eden Prairie with locations in Eden Prairie and in Calhoun Square in Minneapolis, First National Bank of Aitkin; and State Bank of Edgerton with locations in Edgerton and Leota. The Dean Financial acquisition is expected to close in April 1999 and is subject to customary regulatory approvals.

         Bremer Financial Corporation is a $3.4 billion regional financial services company owned by the Otto Bremer Foundation and Bremer's more than 1,500 employees. Bremer, founded in 1943 by Otto Bremer, is headquartered in Saint Paul and provides a variety of banking, investment, trust, and insurance services in 86 locations throughout Minnesota, North Dakota, and Wisconsin.

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